Exhibit 99.1

GrafTech Reports First Quarter 2009 Results

PARMA, Ohio--(BUSINESS WIRE)--April 30, 2009--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2009.

2009 First Quarter Highlights

  Net sales were $134 million, versus $290 million in the first quarter of 2008, primarily the result of lower volumes associated with significantly reduced demand in both business segments.
  Gross profit declined to $32 million or 23.9 percent of sales, as compared to $108 million or 37.3 percent of sales in the first quarter of 2008. The reduction in gross profit was largely driven by lower sales volumes and unfavorable fixed cost absorption associated with reduced operating rates. Our graphite electrode facilities ran at a 38 percent operating rate in the first quarter which aligned with market demand in the period.
  Operating income was $8 million, versus $83 million in the first quarter of 2008. Operating income margin decreased to 6.3 percent of sales, from 28.7 percent in the same period in 2008.
  Net income was $8 million, or $0.07 per diluted share, versus $37 million, or $0.34 per diluted share, in the first quarter of 2008.
  Net income before special items* was $5 million, or $0.04 per diluted share, as compared to $60 million, or $0.54 per diluted share, in the first quarter of 2008.
  Net cash provided by operating activities was $14 million, versus $67 million in the first quarter of 2008. The year-over-year decrease in operating net cash was largely driven by a reduction in profit, offset in part by our team’s continuing efforts to reduce working capital through effective management of accounts receivable, inventory and accounts payable.
  Net debt* was reduced by $212 million or nearly 75 percent year-over-year to $76 million and was a decrease of $2 million as compared to net debt at year end 2008.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Our solid balance sheet and low cost business model positions our team to confront the current difficult and uncertain global economic environment. Our previously reported initiatives on cost reductions and productivity improvements have helped us to generate a small profit in the first quarter.”

Industrial Materials Segment

The Industrial Materials segment’s net sales were $105 million in the 2009 first quarter, as compared to $248 million in the 2008 first quarter. Operating income for the Industrial Materials segment was $7 million, versus $75 million in the same period in 2008. The decrease was primarily due to lower sales volume for graphite electrodes related to the sharp decline in global steel demand. The decrease in sales volume was mitigated in part by the positive impact of currency movement year-over-year in the geographies in which we manufacture product.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $30 million in the 2009 first quarter, as compared to $42 million in the 2008 first quarter. Operating income for the Engineered Solutions segment was $2 million, as compared to $8 million in the 2008 first quarter. The decline was primarily the result of lower sales volumes across multiple product lines which have been impacted by the global economic slowdown.

Corporate

Selling and administrative and research and development expenses declined $1 million to $24 million in the 2009 first quarter as a result of successful execution on planned cost savings initiatives and lower variable compensation expense year-over-year, offset in part by a $3 million increase in the Company's bad debt reserve.

Interest expense in the quarter was $2 million, versus $8 million in the first quarter 2008. The reduction was driven primarily by the Company’s successful deleveraging initiatives.

Other income, net, was $6 million in the 2009 first quarter largely the result of the remeasurement of intercompany loans which generated a non-cash gain of approximately $6 million. In the first quarter 2008, we recorded Other expense, net, of $21 million due to the remeasurement of intercompany loans, which generated a $16 million non-cash loss, and the call premium and fees of $5 million associated with the early redemption of $125 million of our 10.25 percent Senior Notes.

Equity in earnings of our non-consolidated affiliate, Seadrift, was $1 million in the first quarter 2009 after deducting $2 million of amortization for the difference between our cost of the investment and the net assets of Seadrift at acquisition.

The effective income tax rate in the first quarter 2009, excluding other special charges, was 30 percent, slightly better than our previous guidance, primarily as a result of favorable jurisdictional profitability mix and effective tax planning initiatives. As such, we currently expect the full year 2009 effective tax rate to be in the range of 28 percent to 32 percent.

Outlook

Based on International Monetary Fund (IMF) projections and other global economic forecasts, the world economy is in its first global recession in approximately 60 years, impacting both advanced and emerging economies. Weak end market demand is expected to persist with a high degree of uncertainty surrounding timing of an anticipated recovery. As a result, steel producers continue to operate at very low rates in order to reduce inventory levels to match current market demand.

The majority of our customer base has very limited or no visibility to third and fourth quarter 2009 operating rates. Given current global economic conditions, which continue to be extremely volatile and uncertain, our ability to project full year guidance is very limited.

We continue to expect 2009 to be very challenging for both of our business segments. First quarter results came in better than expected and we generated a small profit. We believe second quarter results will be similar to those in the first quarter; however, a second quarter loss is possible given the variability in customer demand. Historically, the third quarter is a weaker quarter as many of our European customers schedule plant shutdowns during the summer months. Given current economic conditions, it is possible that these planned production shutdowns could be extended, adversely impacting demand for our products in the third quarter of 2009. While a high degree of uncertainty around forward looking projections remains, we expect a marginal improvement in the second half of the year results as customers should have largely completed inventory destocking initiatives. In addition, the anticipated benefit of higher graphite electrode selling prices should be realized, offset in part by higher raw material costs.

In 2009, we are targeting capital expenditures to be approximately $50 million to $55 million (previous guidance was $55 million), depreciation expense to be approximately $35 million and the effective tax rate to be in the range of 28 percent to 32 percent (previous guidance was 32 percent to 35 percent).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 877-719-9789 for domestic and 719-325-4827 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the first quarter ended March 31, 2009 and outlook for 2009; regional and global economic and industry market conditions, including our expectations concerning their impact on the markets we serve and, our profitability, cash flow, and liquidity; conditions and changes in the global financial and credit markets and their impact on us and our customers and suppliers; the impact of actions being taken to improve our cost competitiveness and liquidity; estimated future capital expenditures and their impact on product quality and efficiencies; changes in production capacity in our operations and our customers' operations or possible suspensions thereof; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated changes therein; our position in markets we serve; investments and acquisitions that we have made or may make in the future; tax rates and the effects of jurisdictional mix and nonrecurring and other items; future operational and financial performance; strategic plans; currency exchange and interest rates; financing (including factoring and supply chain financing) activities; stock repurchase plans; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; and debt levels. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2009 first quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; the adoption of government fiscal and monetary stimulus and stabilization plans that could significantly impact us and our industry; further downturns, production suspensions, or changes in steel and other markets we serve or that our customers serve that could result in additional loss of revenue, profitability, and cash flow; a protracted regional or global financial or economic crisis that could cause us not to achieve our growth and diversification plans or meet market expectations, or to lose market share; challenging economic conditions may lead to more intensified price competition and price or margin decreases; reductions in capacity or production by us and our customers; delays in customer destocking activities or failure of demand to increase thereafter; graphite electrode manufacturing capacity increases; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; investments and acquisitions that we make or may make in the future, failure to successfully integrate into our business or the failure of such investments and acquisitions to provide the performance or returns expected; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, changes in labor relations; significant changes in the availability or cost of key and other raw materials, including petroleum based coke, or energy; changes in market prices of our securities, or other events that affect our financing and capital structure plans or limit our ability to obtain financing for working capital, growth, or other initiatives on acceptable terms; changes in interest or currency exchange rates or competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation or deflation; changes in appropriation of or failure to satisfy conditions to government grants; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2008	At March 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$11,664	$6,113
Accounts and notes receivable, net of allowance for doubtful accounts of $4,110 at December 31, 2008 and $5,274 at March 31, 2009	146,986	91,452
Inventories	290,397	279,481
Prepaid expenses and other current assets	14,376	5,545
Total current assets	463,423	382,591

Property, plant and equipment	873,932	866,582
Less: accumulated depreciation	536,562	532,894
Net property, plant and equipment	337,370	333,688
Deferred income taxes	1,907	17,620
Goodwill	7,166	6,977
Other assets	12,887	12,236
Investment in non-consolidated affiliate	118,925	120,015
Restricted cash	1,451	1,391
Total assets	$943,129	$874,518
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,132	$32,255
Interest payable	953	470
Short-term debt	9,347	11,985
Accrued income and other taxes	34,861	39,818
Other accrued liabilities	140,330	86,336
Total current liabilities	240,623	170,864
Long-term debt:
Principal value	50,328	65,161
Fair value adjustments for hedge instruments	191	178
Unamortized bond premium	38	36
Total long-term debt	50,557	65,375
Other long-term obligations	118,272	114,752
Deferred income taxes	29,087	26,564

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 122,634,854 shares issued at December 31, 2008 and 123,132,983 shares issued at March 31, 2009	1,226	1,231
Additional paid-in capital	1,290,381	1,291,141
Accumulated other comprehensive loss	(355,960)	(372,886)
Accumulated deficit	(317,752)	(309,283)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2008 and March 31, 2009	(112,511)	(112,511)
Less: common stock held in employee benefit and compensation trusts, 55,728 shares at December 31, 2008 and 51,206 shares at March 31, 2009.	(794)	(729)
Total stockholders’ equity	504,590	496,963
Total liabilities and stockholders’ equity	$943,129	$874,518

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the
	Three Months Ended
	March 31,
	2008	2009

Net sales	$290,002	$134,026
Cost of sales	181,901	101,932
Gross profit	108,101	32,094

Research and development	2,265	2,068
Selling and administrative expenses	22,591	21,635
Restructuring charges	152	(32)
Operating income	83,093	8,423

Equity in earnings of non-consolidated affiliate	—	(1,212)
Other expense (income), net	21,035	(5,534)
Interest expense	7,650	1,647
Interest income	(372)	(117)

Income before provision for income taxes	54,780	13,639
Provision for income taxes	18,096	5,170
Net income	$36,684	$8,469

Basic income per common share:
Net income per share	$0.36	$0.07
Weighted average common shares outstanding	102,274	118,956

Diluted income per common share:
Net income per share	$0.34	$0.07
Weighted average common shares outstanding	117,599	119,245

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the
	Three Months Ended
	March 31,
	2008	2009
Cash flow from operating activities:
Net income	$36,684	$8,469
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,558	8,028
Deferred income taxes	887	1,686
Equity in earnings of non-consolidated affiliate	–	(1,212)
Currency losses (gains)	16,235	(9,161)
Post-retirement and pension plan changes	453	1,415
Stock-based compensation	1,161	517
Interest expense	3,034	329
Other charges, net	3,666	5,514
Dividends from non-consolidated affiliate	–	122
(Increase) decrease in working capital *	(5,723)	1,608
Decrease (increase) in long-term assets and liabilities	2,223	(2,991)
Net cash provided by operating activities	67,178	14,324

Cash flow from investing activities:
Capital expenditures	(9,389)	(12,637)
Gain (loss) from derivative instruments	224	(419)
Proceeds from sale of assets	51	17
(Increase) decrease in restricted cash	(176)	60
Net cash used in investing activities	(9,290)	(12,979)

Cash flow from financing activities:
Short-term debt borrowings, net	15,887	3,597
Revolving Facility borrowings	70,625	62,975
Revolving Facility reductions	(66,677)	(48,000)
Long-term debt reductions	(124,663)	(129)
Excess tax benefit from stock-based compensation	53	10
Supply chain financing	–	(24,696)
Long-term financing obligations	(31)	(275)
Purchase of treasury shares	(1,003)	(14)
Proceeds from exercise of stock options	167	54
Net cash used in financing activities	(105,642)	(6,478)

Net decrease in cash and cash equivalents	(47,754)	(5,133)
Effect of exchange rate changes on cash and cash equivalents	(13)	(418)
Cash and cash equivalents at beginning of period	54,741	11,664
Cash and cash equivalents at end of period	$6,974	$6,113

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(25,953)	$69,092
Effect of factoring on accounts receivable	30,618	(15,869)
Inventories	3,493	4,049
Prepaid expenses and other current assets	884	409
Decrease in accounts payable and accruals	(6,982)	(55,584)
Decrease in interest payable	(7,650)	(483)
Restructuring payments	(133)	(6)
(Increase) decrease in working capital	$(5,723)	$1,608

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended March 31,
	2008	2009

Net sales:
Industrial Materials	$248,289	$104,521
Engineered Solutions	41,713	29,505
Net sales	$290,002	$134,026

Operating income:
Industrial Materials	$74,665	$6,788
Engineered Solutions	8,428	1,635
Operating income	$83,093	$8,423

Operating income margin:
Industrial Materials	30.1%	6.5%
Engineered Solutions	20.2%	5.5%
Operating income margin	28.7%	6.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands, except per share data) (Unaudited)

Net Income and Earnings per Share Reconciliation
	For the Three Months Ended March 31, 2008		For the Three Months Ended March 31, 2009
	Income	EPS Impact	Income	EPS Impact
Net Income	$36,684	$0.34	$8,469	$0. 07
Adjustments, net of tax, per diluted share:
Adjustment to reserves for uncertain tax positions	1,587	0.02	112	-
Restructuring, equity in earnings of non-consolidated affiliate, and Other (income) expense, net, net of tax	21,320	0.18	(3,750)	(0.03)
Net Income before special items	$59,591	$0.54	$4,831	$0.04

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $3 million (before and after tax) in the first quarter of 2008 of contingently convertible debenture interest expense.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation
	3/31/08	12/31/08	3/31/09
Long-term debt	$279,101	$50,557	$65,375
Short-term debt	17,293	9,347	11,985
Supply chain financing	-	30,115	5,418
Total debt	$296,394	$90,019	$82,778
Less:
Fair value adjustments for hedge instruments	861	191	178
Unamortized bond premium	171	38	36
Cash and cash equivalents	6,974	11,664	6,113
Net debt	$288,388	$78,126	$76,451

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

* Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Powell, Manager, Investor Relations, 216-676-2000